UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):         April 7, 2011

ScanSource, Inc.

(Exact Name of Registrant as Specified in Its Charter)

South Carolina	000-26926	57-0965380
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6 Logue Court, Greenville, South Carolina 29615

(Address, Including Zip Code, of Principal Executive Offices)

(864) 288-2432

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Share Purchase and Sale Agreement

On April 7, 2011, ScanSource, Inc. (the “Company”), through its wholly-owned subsidiary, ScanSource do Brasil Participações LTDA (the “Buyer”), entered into a Share Purchase and Sale Agreement (the “Agreement”), pursuant to which the Buyer agreed to purchase (the “Acquisition”) all of the shares of CDC Brasil S.A., formerly called CDC Brasil Distribuidora LTDA., a corporation organized under the laws of the Federative Republic of Brazil (“CDC”) from Alexandre Machado De Campos Conde, Marcelo Duarte Hirsch, Gustavo Conde, Rosania De Souza Possebom, Juliane Possebom, Daniele Possebom, Gabriela Possebom, Adolar Nardes Júnior and Caio Vinícius Domingos Nardes (collectively, the “Sellers”). The Sellers collectively owned one hundred percent (100%) of the quotas of companies which owned one hundred percent (100%) of the shares of CDC.

The Acquisition, which is expected to close in the second quarter of 2011 (the “Closing”), is subject to certain governmental approvals, including Brazilian anti-competition approvals, as well as other customary conditions to closing, including the execution and delivery of related transaction documents.

Pursuant to the Agreement, the Buyer will (i) pay R$57,300,000 (or approximately $35,400,000) to the Sellers directly or to an escrow agent (the “Closing Payment”), (ii) assume working capital debt (as of March 31, 2011, CDC’s debt, net of cash, was R$1,900,000 (approximately $1,200,000)) at closing of the Acquisition (the “Closing”), and (iii) pay additional amounts to Sellers pursuant to an annual earn-out through June 30, 2015. A substantial portion of the Closing Payment will be held by an independent escrow agent and will be available to cover certain contingent liabilities of CDC and/or indemnification claims under the Agreement. The total potential purchase consideration for the business, without assuming any increase or decrease in earnings, is approximately R$103,000,000 (approximately $63,600,000). Prior to the Closing, the Buyer will enter into officer agreements with key personnel of CDC.

The Agreement, which is governed by U.S. law, contains customary representations and warranties from the Sellers. The Sellers and the Buyer have agreed to indemnify each other from and against certain liabilities, subject to amount limits and other exceptions. For a period of five years following the Closing date, the Sellers will be prohibited, without the explicit authorization of the Buyer, from engaging, other than on behalf of the Buyer, in the Territory of Brazil in a business that competes with CDC. Under the Agreement, the Sellers will also be subject to certain non-solicitation provisions for a period of five years following termination of the Agreement.

Amendment to Credit Agreement

In connection with the pending Acquisition, on April 8, 2011, the Company and certain of its subsidiaries entered into Amendment No. 2 to Credit Agreement (the “Amendment”) relating to and amending its existing credit agreement dated as of September 28, 2007 with certain financial institutions and JPMorgan Chase Bank, N.A. as administrative agent (as amended, the “Amended Credit Agreement”). The Amendment (i) provided for the Company to create, incur, or permit to exist (or assign or sell rights in respect thereof) liens of suppliers on assets of businesses acquired, subject to certain conditions; (ii) provided for the Company and its wholly-owned subsidiaries to effect permitted acquisitions for which the proposed consideration is $50,000,000 or more, subject to certain conditions; (iii) modified the leverage ratio test that the Company is required to comply with under the Amended Credit Agreement; (iv) included certain financial statement delivery obligations for the subsidiary to be used by ScanSource for the Acquisition, provided for ScanSource to guarantee all or any portion of the earn-out payable in connection with Acquisition, and provided for ScanSource to guarantee indebtedness of the subsidiary to be used for the Acquisition, each subject to certain conditions; and (v) made certain other amendments.

Item 9.01.	Financial Statements and Exhibits

(d)          Exhibit 99.1 Press Release issued by ScanSource, Inc. on April 8, 2011.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ScanSource, Inc.

Date: April 8, 2011	By:	/s/ Michael L. Baur

Name:	Michael L. Baur
Its:	Chief Executive Officer